Exhibit 10.4

ENVISION HEALTHCARE CORPORATION
FIRST AMENDMENT TO THE
AMSURG CORP. 2014 EQUITY AND INCENTIVE PLAN
WHEREAS, the board of directors (the “Board”) and stockholders of Envision Healthcare Corporation, a Delaware corporation (the “Company”), have adopted the AmSurg Corp. 2014 Equity and Incentive Plan (the “Plan”);
WHEREAS, Section 14.1 of the Plan permits the Board to amend the Plan from time to time, subject only to certain limitations specified therein.
NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan:

1.	The Plan shall be renamed the “Envision Healthcare Corporation 2014 Equity and Incentive Plan”.
2.   The following shall be, and hereby is, added as a new Section 3.6 of the Plan:
3.6 Minimum Vesting Period. Except for Substitute Awards, or the death, Disability or Retirement of the Participant, or in the event of a Change in Control, Awards shall have a vesting period of not less than one (1) year from the date of grant (inclusive of any performance periods related thereto); provided, that the Committee has the discretion to waive this requirement with respect to an Award at or after grant, so long as the total number of Shares that are issued pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the Shares authorized for grant under the Plan as originally stated under Section 4.1(a).
3. Section 4.1(b) of the Plan shall be, and hereby is, amended by striking the second sentence thereof in its entirety.
4. Section 4.1(b) of the Plan shall be, and hereby is, amended by adding a new clause (4) to such sentence, so that the sentence reads in its entirety:
Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (1) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, or after March 26, 2014 an option under a Prior Plan, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, or after March 26, 2014, an option or stock appreciation right under a Prior Plan, (2) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, or after March 26, 2014, a stock appreciation right under a Prior Plan, (3) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after March 26, 2014, options granted under a Prior Plan, and (4) Shares withheld by the Company after February 24, 2017 to satisfy any tax withholding obligation with respect to an Award other than an Option or Stock Appreciation Right, or an award other than an option or stock appreciation right under a Prior Plan.
5. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.